Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8/A Nos. 333-113341 and 333-13388 and Form S-8 No. 333-119011) of Bookham, Inc. of our report dated September 15, 2004, except for Note 1 — Summary of Significant Accounting Policies – Basis of Presentation, as to which the date is August 12, 2005 with respect to the consolidated financial statements and schedule of Bookham, Inc. included in Amendment No. 2 to the Transition Report (Form 10-K/A) for the six-month period ended July 3, 2004.

/s/ Ernst & Young LLP
Reading, England
August 12, 2005